For Immediate Release

The J. M. Smucker Company Announces Record Fourth Quarter and Full Year Results

•	Quarter EPS up 26 percent, up 5 percent excluding charges
•	Annual EPS up 33 percent, up 16 percent excluding charges
•	Company provides sales and earnings outlook for 2011

ORRVILLE, Ohio, June 17, 2010 --The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and fiscal year ended April 30, 2010.  Results for the years ended April 30, 2010 and 2009, include the operations of The Folgers Coffee Company (“Folgers”) from the close of the merger transaction on November 6, 2008.

Executive Summary

	Three Months Ended April 30,			Year Ended April 30,
	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,069.1	$1,068.5	0%	$4,605.3	$3,757.9	23%
Operating income	$180.8	$157.4	15%	$789.9	$451.0	75%
% of net sales	16.9%	14.7%		17.2%	12.0%
Net income:
Income	$120.6	$94.3	28%	$494.1	$266.0	86%
Income per diluted share	$1.01	$0.80	26%	$4.15	$3.11	33%
EBITDA	$229.2	$199.1	15%	$975.0	$569.8	71%

•
Restructuring and merger and integration costs of $0.06 and $0.22 per diluted share are included in the fourth quarters, and $0.22 and $0.65 per diluted share are included in the years ended 2010 and 2009, respectively.  Excluding these items, the Company’s non-GAAP income per diluted share was $1.07 and $1.02 for the fourth quarter of 2010 and 2009, respectively, an increase of 5 percent, and $4.37 and $3.76 for the years ended 2010 and 2009, respectively, an increase of 16 percent.

•	Amortization expense of $0.11 and $0.09 per diluted share is included in the fourth quarters, and $0.42 and $0.30 per diluted share is included in the years ended 2010 and 2009, respectively.
•
Results for the fourth quarter of 2010 include the positive impact of a lower effective tax rate of 27.9 percent in the fourth quarter of 2010, compared to 33.2 percent in the fourth quarter of 2009.  The effective tax rate for the full year of 2010 was 32.4 percent, compared to 32.9 percent last year.

•	Results for the fourth quarter and year ended 2010 include a gain of approximately $12.9 million on the Company’s March 2010 divestiture of its potato business.

“We achieved another year of record sales while growing volume and profitability across our portfolio of iconic brands,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “With the completion of our first full fiscal year including the coffee business, we have just begun to realize the potential of our new, larger company.  Our success is a result of our employees’ commitment to our strategy, their ability to work together as one, and their unrelenting focus on the consumer.”

“Our strong ongoing performance against challenging economic and competitive environments demonstrates our organization’s capabilities,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “The strong cash flows we consistently generate give us the opportunity to make investments in furthering brand equities, product and operational innovations, and brand portfolio expansion.  As a result, our core businesses are solid, our brands are strong, and we are well-poised for the future.”

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
	2010	2009	Increase (Decrease)%		2010	2009	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,069.1	$1,068.5	$0.6	0%	$4,605.3	$3,757.9	$847.4	23%
Adjust for noncomparable items:
Acquisitions	-	-	-	0%	(920.9)	-	(920.9)	(25%)
Divestitures	-	(6.3)	6.3	1%	-	(6.3)	6.3	1%
Foreign exchange	(16.9)	-	(16.9)	(2%)	(23.4)	-	(23.4)	(1%)
Net sales without acquisitions, divestitures, and foreign exchange	$1,052.2	$1,062.2	$(10.0)	(1%)	$3,661.0	$3,751.6	$(90.6)	(2%)

Net sales in the fourth quarter of 2010 were equal to the very strong fourth quarter of 2009.  Excluding the impact of the potato business divestiture and foreign exchange, net sales were down approximately 1 percent in the fourth quarter of 2010, compared to 2009.  Strong sales in the U.S. Retail Consumer Market segment mostly offset declines in the U.S. Retail Oils and Baking Market and the U.S. Retail Coffee Market segments, resulting in an overall net volume decline of 1 percent.  The overall impact of pricing and mix was not significant to the comparison of the fourth quarters of 2010 and 2009.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2010	2009	2010	2009
	(% of net sales)

Gross profit	40.2%	37.4%	38.8%	33.3%
Selling, distribution, and administrative expenses:
Marketing	7.2%	4.1%	6.6%	5.8%
Selling	3.6%	3.6%	3.3%	3.5%
Distribution	3.5%	3.4%	3.3%	3.5%
General and administrative	7.2%	5.9%	5.9%	5.1%
	21.5%	17.0%	19.1%	17.9%
Amortization	1.7%	1.5%	1.6%	1.0%
Impairment charges	0.2%	0.1%	0.3%	0.1%
Restructuring and merger and integration costs	0.6%	3.7%	0.8%	2.2%
Other operating (income) expense - net	(0.7%)	0.4%	(0.2%)	0.1%
Operating Income	16.9%	14.7%	17.2%	12.0%

Gross profit increased $30.9 million to 40.2 percent of net sales in the fourth quarter of 2010, from 37.4 percent in the fourth quarter of 2009.  Lower manufacturing and raw material costs, primarily soybean oil, flour, peanuts, and certain fruits, impacted this quarter’s gross margin compared to last year.

Selling, distribution, and administrative (“SD&A”) expenses increased 26 percent for the fourth quarter of 2010, compared to 2009, and increased as a percentage of net sales from 17.0 percent to 21.5 percent.  The majority of the increase is due to a $33.0 million increase in marketing expense in the fourth quarter of 2010, compared to the prior year.  The Company made a record investment in television, print, and online advertising in support of its largest brands during the quarter, compared to limited expense recognized in the fourth quarter of 2009.

General and administrative expenses increased 23 percent in the fourth quarter of 2010, compared to 2009, as last year’s fourth quarter did not include expenses to fully support the Folgers business and the larger company.   In addition, the current quarter includes increased costs for pension, information services, and digital communication initiatives compared to the prior year’s quarter.  The Company also incurred approximately $2.1 million in expense related to ceasing production at its West Fargo, North Dakota, facility in April 2010.

Other operating income – net of approximately $6.8 million includes the gain on the divestiture of the Company’s potato business of approximately $12.9 million during the quarter, offset by the write-off of assets no longer used in manufacturing operations.

Excluding the impact of restructuring and merger and integration costs in both years, operating income decreased from 18.4 percent of net sales in 2009, to 17.9 percent in 2010, as the increase in gross profit and a one-time gain on the potato business divestiture was more than offset by the increase in SD&A expenses.

Interest and Income Taxes
Interest expense decreased $3.9 million during the fourth quarter of 2010, compared to 2009, resulting from lower borrowings outstanding during the quarter.  Scheduled debt repayments totaling $625.0 million were made earlier in the fiscal year.

Despite an increase in income before income tax of $26.3 million, income tax expense was essentially unchanged in the fourth quarter of 2010, compared to 2009.  Adjusting the fiscal 2010 tax rate to 32.4 percent, from 33.7 percent at the end of the third quarter, resulted in a fourth quarter tax rate of 27.9 percent in 2010, compared to 33.2 percent in 2009.  The fiscal 2010 effective tax rate reflects lower deferred tax rates and increased benefits realized from the domestic manufacturing deduction compared to 2009.

Restructuring
During the quarter, the Company announced plans to restructure its coffee and fruit spreads operations as part of its ongoing efforts to enhance the long-term strength and profitability of its leading brands.  The initiative is a long-term investment to optimize production capacity and lower the overall cost structure.  The Company expects to incur restructuring costs of approximately $190 million, of which $5.7 million was recognized in the fourth quarter of 2010.  The balance of the costs is anticipated to be incurred over the next four fiscal years, with approximately $85 million to $90 million expected to be incurred in fiscal 2011.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee Market	$417.7	$423.6	(1%)	$1,700.5	$855.6	99%
U.S. Retail Consumer Market	270.4	257.1	5%	1,125.3	1,103.3	2%
U.S. Retail Oils and Baking Market	163.2	185.2	(12%)	905.7	995.5	(9%)
Special Markets	217.8	202.6	8%	873.8	803.6	9%

Segment profit:
U.S. Retail Coffee Market	$126.4	$149.1	(15%)	$550.8	$241.0	129%
U.S. Retail Consumer Market	70.5	58.7	20%	275.0	249.3	10%
U.S. Retail Oils and Baking Market	26.3	17.7	49%	142.2	124.2	15%
Special Markets	40.7	39.2	4%	148.8	111.7	33%

Segment profit margin:
U.S. Retail Coffee Market	30.3%	35.2%		32.4%	28.2%
U.S. Retail Consumer Market	26.1%	22.8%		24.4%	22.6%
U.S. Retail Oils and Baking Market	16.1%	9.5%		15.7%	12.5%
Special Markets	18.7%	19.4%		17.0%	13.9%

Segment performance for the three-month period ended April 30, 2009, has been reclassified to reflect Canadian coffee results between the Special Markets segment and the U.S. Retail Coffee Market segment, consistent with 2010 presentations.  Segment performance for the year ended April 30, 2009, was not impacted.

U.S. Retail Coffee Market
The U.S. Retail Coffee Market segment net sales decreased 1 percent in the fourth quarter of 2010, compared to the fourth quarter of 2009.  While Dunkin’ Donuts® coffee continued its double-digit growth and Millstone® coffee realized increases during the quarter, it did not offset a reduction in the Folgers® brand.   As a result, U.S. Retail Coffee Market segment volume declined 4 percent in the fourth quarter of 2010, compared to 2009.  This decrease was anticipated due to exceptionally strong volume in the fourth quarter of 2009. The net sales decline was less pronounced than the volume decline due to favorable product mix and lower promotional spending.

The U.S. Retail Coffee Market segment profit decreased 15 percent to $126.4 million in the fourth quarter of 2010, compared to 2009, representing a 30.3 percent profit margin compared to 35.2 percent in 2009.  An increase in marketing expense, primarily advertising, in the fourth quarter of 2010, more than accounted for the $22.7 million decrease in segment profit compared to 2009.  Last year’s fourth quarter results included limited marketing expense.

U.S. Retail Consumer Market
The U.S. Retail Consumer Market segment net sales and volume for the quarter both increased 5 percent compared to the prior year.  Volume gains were realized in Jif® peanut butter, Smucker’s® fruit spreads and Uncrustables® sandwiches, and Hungry Jack® pancake mixes and syrups.  Excluding divested potato products in both periods, total net sales and volume increased 8 percent.

The U.S. Retail Consumer Market segment profit increased 20 percent for the fourth quarter of 2010, compared to the same period in 2009, mainly due to lower raw material costs and favorable product mix associated with strong peanut butter sales.  Segment profit margin for the quarter improved from 22.8 percent in the fourth quarter of 2009, to 26.1 percent in 2010.  The gain on the potato business divestiture was not reflected in segment profit.

U.S. Retail Oils and Baking Market
Net sales and volume in the U.S. Retail Oils and Baking Market segment were down 12 percent and 10 percent, respectively, for the fourth quarter of 2010, compared to 2009.  Net sales and volume declines were realized primarily in Pillsbury® flour and baking mixes and Crisco® oils in a very competitive retail environment.

The U.S. Retail Oils and Baking Market segment profit increased 49 percent for the fourth quarter of 2010, compared to the same period in 2009, and profit margin improved from 9.5 percent of net sales to 16.1 percent, primarily due to lower recognized costs on select raw materials, mainly soybean oil, and lower manufacturing costs.

Special Markets
Net sales in the Special Markets segment increased 8 percent in the fourth quarter of 2010, compared to 2009, due to a favorable exchange rate impact of $16.9 million.  Excluding foreign exchange, net sales decreased 1 percent in the fourth quarter of 2010, compared to 2009.  Volume increased 4 percent in the fourth quarter of 2010, compared to 2009, driven by gains in Canada’s baking, spreads, and coffee categories, Smucker’s® Uncrustables® sandwiches in foodservice, and the natural foods business.  The impact of volume growth was more than offset by price declines and increases in promotional spending in Canada.

Special Markets segment profit increased 4 percent while profit margin declined to 18.7 percent from 19.4 percent for the fourth quarter of 2010, compared to 2009.

Other Financial Results and Measures
Cash provided by operations in the fourth quarter of 2010 was $204.8 million resulting in cash provided by operations of $713.5 million for fiscal 2010, compared to $447.0 million in 2009.  Capital expenditures for 2010 were $137.0 million resulting in free cash flow of $576.5 million.  The Company ended 2010 with $283.6 million in cash and cash equivalents.

For the fourth quarter of 2010, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $229.2 million, or 21.4 percent of net sales, compared to $199.1 million, or 18.6 percent of net sales, in the fourth quarter of 2009.

Financing
On June 15, 2010, the Company issued $400.0 million in 4.5 percent Senior Notes with a final maturity on June 1, 2025.  The Senior Notes have a 12-year average maturity with required prepayments starting on June 1, 2020.  Proceeds from the Senior Notes issuance will be used for general corporate purposes.

Outlook
With the Company’s strategy of owning and marketing North American food brands which hold the number one market position in their respective categories, the Company remains committed to its long-term strategic objective of 6 percent annual net sales growth and greater than 8 percent earnings per share growth, excluding restructuring and merger and integration costs.

For fiscal 2011, net sales are expected to increase at a more normalized organic growth rate, excluding acquisitions, of approximately 3 percent compared to 2010.  Income per diluted share is expected to range between $4.50 and $4.60, excluding restructuring and merger and integration costs of $0.55 to $0.60 per diluted share.  Approximately $0.40 per share of intangible asset amortization, a noncash expense item, is included in the range of income per diluted share for 2011.

Fiscal 2011 Segment Information
While the Company’s four reportable segments will remain the same for fiscal 2011, the calculation of segment profit will change to include intangible asset amortization and impairment charges related to segment assets, along with certain other charges in each of the segments.  These items were previously considered corporate expenses and were not allocated to the segments.  Due to the intangible asset amortization charges associated with the Folgers transaction, the Company expects the change will reduce the U.S. Retail Coffee Market segment profit more significantly than the Company’s other segments.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, June 17, 2010, at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 2193413, and will be available until Thursday, June 24, 2010.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions, divestitures, and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP item for the quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 12 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC, used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with hedging, derivative, and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the impact of accidents, including the Gulf of Mexico oil spill, and natural disasters, including crop failures and storm damage;

•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, restructuring costs, and merger and integration costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,069,079	$1,068,540	0%	$4,605,289	$3,757,933	23%
Cost of products sold	635,102	669,350	(5%)	2,814,729	2,506,504	12%
Cost of products sold - restructuring	3,870	-	100%	3,870	-	100%
Gross Profit	430,107	399,190	8%	1,786,690	1,251,429	43%
Gross margin	40.2%	37.4%		38.8%	33.3%

Selling, distribution, and administrative expenses	229,648	181,709	26%	878,221	673,565	30%
Amortization	18,398	16,060	15%	73,657	38,823	90%
Impairment charges	1,851	743	149%	11,658	1,491	682%
Merger and integration costs	4,396	30,247	(85%)	33,692	72,666	(54%)
Other restructuring costs	1,841	9,326	(80%)	1,841	10,229	(82%)
Other operating (income) expense – net	(6,791)	3,658	(286%)	(2,309)	3,624	(164%)
Operating Income	180,764	157,447	15%	789,930	451,031	75%
Operating margin	16.9%	14.7%		17.2%	12.0%

Interest income	426	1,932	(78%)	2,793	6,993	(60%)
Interest expense	(14,527)	(18,461)	(21%)	(65,187)	(62,478)	4%
Other income – net	693	119	482%	3,217	519	520%
Income Before Income Taxes	167,356	141,037	19%	730,753	396,065	85%
Income taxes	46,750	46,769	(0%)	236,615	130,112	82%
Net Income	$120,606	$94,268	28%	$494,138	$265,953	86%

Net income per common share	$1.01	$0.80	26%	$4.15	$3.11	33%

Net income per common share– assuming dilution	$1.01	$0.80	26%	$4.15	$3.11	33%

Dividends declared per common share	$0.40	$0.35	14%	$1.45	$6.31	(77%)

Weighted-average shares outstanding	119,121,257	118,429,061	1%	118,951,434	85,448,592	39%
Weighted-average shares outstanding – assuming dilution	119,268,283	118,470,901	1%	119,081,445	85,547,530	39%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2010	April 30, 2009
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$283,570	$456,693
Trade receivables	238,867	266,037
Inventories	654,939	603,926
Other current assets	46,254	72,235
Total Current Assets	1,223,630	1,398,891

Property, Plant, and Equipment, Net	858,313	838,433

Other Noncurrent Assets:
Goodwill	2,807,730	2,791,391
Other intangible assets, net	3,026,515	3,098,976
Other assets	58,665	64,470
Total Other Noncurrent Assets	5,892,910	5,954,837
	$7,974,853	$8,192,161

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$179,509	$198,954
Note payable	-	350,000
Current portion of long-term debt	10,000	276,726
Other current liabilities	289,388	235,556
Total Current Liabilities	478,897	1,061,236

Noncurrent Liabilities:
Long-term debt, net of current portion	900,000	910,000
Other noncurrent liabilities	1,269,636	1,280,994
Total Noncurrent Liabilities	2,169,636	2,190,994

Shareholders' Equity	5,326,320	4,939,931
	$7,974,853	$8,192,161

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Year Ended April 30,
	2010	2009
	(Dollars in thousands)

Operating Activities
Net income	$494,138	$265,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	108,225	79,450
Amortization	73,657	38,823
Intangible asset impairment charges	11,658	1,491
Share-based compensation expense	25,949	22,105
Noncash restructuring charges	3,870	9,093
(Gain) loss on sale of assets - net	(7,831)	2,165
Deferred income tax (benefit) expense	(39,320)	25,525
Working capital	43,132	2,388
Net Cash Provided by Operating Activities	713,478	446,993

Investing Activities
Businesses acquired, net of cash acquired	-	(77,335)
Additions to property, plant, and equipment	(136,983)	(108,907)
Other - net	32,540	9,261
Net Cash Used for Investing Activities	(104,443)	(176,981)

Financing Activities
Repayment of bank note payable	(350,000)	-
Repayments of long-term debt	(275,000)	-
Proceeds from long-term debt	-	400,000
Quarterly dividends paid	(166,224)	(110,668)
Special dividends paid	-	(274,208)
Purchase of treasury shares	(5,569)	(4,025)
Other - net	8,245	1,502
Net Cash (Used for) Provided by Financing Activities	(788,548)	12,601
Effect of exchange rate changes	6,390	2,539
Net (decrease) increase in cash and cash equivalents	(173,123)	285,152
Cash and cash equivalents at beginning of period	456,693	171,541
Cash and cash equivalents at end of period	$283,570	$456,693

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

		Three Months Ended April 30,		Year Ended April 30,
		2010	2009	2010	2009
		(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)		$190,871	$197,020	$829,333	$533,926
	% of net sales	17.9%	18.4%	18.0%	14.2%

Income before restructuring and merger and integration costs: (2)
	Income	$127,827	$120,768	$520,782	$321,617
	Income per common share -- assuming dilution	$1.07	$1.02	$4.37	$3.76

Income before restructuring, merger and integration costs, and amortization: (3)
	Income	$140,998	$131,512	$570,590	$347,685
	Income per common share -- assuming dilution	$1.18	$1.11	$4.79	$4.06

(1)	Reconciliation to operating income:
	Operating income	$180,764	$157,447	$789,930	$451,031
	Merger and integration costs	4,396	30,247	33,692	72,666
	Cost of products sold - restructuring	3,870	-	3,870	-
	Other restructuring costs	1,841	9,326	1,841	10,229
	Operating income before restructuring and merger and integration costs	$190,871	$197,020	$829,333	$533,926

(2)	Reconciliation to net income:
	Income before income taxes	$167,356	$141,037	$730,753	$396,065
	Merger and integration costs	4,396	30,247	33,692	72,666
	Cost of products sold - restructuring	3,870	-	3,870	-
	Other restructuring costs	1,841	9,326	1,841	10,229
	Income before income taxes, restructuring, and merger and integration costs	177,463	180,610	770,156	478,960
	Income taxes	49,636	59,842	249,374	157,343
	Income before restructuring and merger and integration costs	$127,827	$120,768	$520,782	$321,617

(3)	Reconciliation to net income:
	Income before income taxes	$167,356	$141,037	$730,753	$396,065
	Merger and integration costs	4,396	30,247	33,692	72,666
	Cost of products sold - restructuring	3,870	-	3,870	-
	Other restructuring costs	1,841	9,326	1,841	10,229
	Amortization	18,398	16,060	73,657	38,823
	Income before income taxes, restructuring, merger and integration costs, and amortization	195,861	196,670	843,813	517,783
	Income taxes	54,863	65,158	273,223	170,098
	Income before restructuring, merger and integration costs, and amortization	$140,998	$131,512	$570,590	$347,685

The Company uses non-GAAP measures including net sales excluding acquisitions, divestitures, and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

		Three Months Ended April 30,		Year Ended April 30,
		2010	2009	2010	2009
		(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)		$229,191	$199,060	$975,029	$569,823
	% of net sales	21.4%	18.6%	21.2%	15.2%

Free cash flow: (5)		$180,473	$133,964	$576,495	$338,086

(4)	Reconciliation to net income:
	Income before income taxes	$167,356	$141,037	$730,753	$396,065
	Interest income	(426)	(1,932)	(2,793)	(6,993)
	Interest expense	14,527	18,461	65,187	62,478
	Depreciation	29,336	25,434	108,225	79,450
	Amortization	18,398	16,060	73,657	38,823
	Earnings before interest, taxes, depreciation, and amortization	$229,191	$199,060	$975,029	$569,823
	Merger and integration costs	4,396	30,247	33,692	72,666
	Cost of products sold - restructuring	3,870	-	3,870	-
	Other restructuring costs	1,841	9,326	1,841	10,229
	Share-based compensation expense	6,235	5,080	20,687	14,043
	Adjusted earnings before interest, taxes, depreciation, and amortization	$245,533	$243,713	$1,035,119	$666,761
	% of net sales	23.0%	22.8%	22.5%	17.7%

(5)	Reconciliation to cash provided by operating activities:
	Cash provided by operating activities	$204,792	$157,983	$713,478	$446,993
	Additions to property, plant, and equipment	(24,319)	(24,019)	(136,983)	(108,907)
	Free cash flow	$180,473	$133,964	$576,495	$338,086

The Company uses non-GAAP measures including net sales excluding acquisitions, divestitures, and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2010	2009	2010	2009
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee Market	$417,664	$423,574	$1,700,458	$855,571
U.S. Retail Consumer Market	270,351	257,122	1,125,280	1,103,264
U.S. Retail Oils and Baking Market	163,232	185,229	905,719	995,474
Special Markets	217,832	202,615	873,832	803,624
Total net sales	$1,069,079	$1,068,540	$4,605,289	$3,757,933

Segment profit:
U.S. Retail Coffee Market	$126,399	$149,085	$550,786	$240,971
U.S. Retail Consumer Market	70,474	58,704	274,969	249,313
U.S. Retail Oils and Baking Market	26,306	17,679	142,161	124,150
Special Markets	40,704	39,238	148,768	111,741
Total segment profit	$263,883	$264,706	$1,116,684	$726,175
Interest income	426	1,932	2,793	6,993
Interest expense	(14,527)	(18,461)	(65,187)	(62,478)
Amortization	(18,398)	(16,060)	(73,657)	(38,823)
Impairment charges	(1,851)	(743)	(11,658)	(1,491)
Share-based compensation expense	(6,235)	(5,080)	(20,687)	(14,043)
Merger and integration costs	(4,396)	(30,247)	(33,692)	(72,666)
Cost of products sold - restructuring	(3,870)	-	(3,870)	-
Other restructuring costs	(1,841)	(9,326)	(1,841)	(10,229)
Corporate administrative expense	(51,959)	(43,018)	(181,132)	(133,313)
Other unallocated income (expense)	6,124	(2,666)	3,000	(4,060)
Income before income taxes	$167,356	$141,037	$730,753	$396,065

Segment profit margin:
U.S. Retail Coffee Market	30.3%	35.2%	32.4%	28.2%
U.S. Retail Consumer Market	26.1%	22.8%	24.4%	22.6%
U.S. Retail Oils and Baking Market	16.1%	9.5%	15.7%	12.5%
Special Markets	18.7%	19.4%	17.0%	13.9%